EXHIBIT 4.4

EXECUTION VERSION

CASEY’S GENERAL STORES, INC.

SECOND AMENDMENT
Dated as of October 4, 2024
to

NOTE PURCHASE AGREEMENT
Dated as of June 13, 2017

Re:    $150,000,000 3.51% Senior Notes, Series E due June 13, 2025
    $250,000,000 3.77% Senior Notes, Series H due August 22, 2028

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

This Second Amendment dated as of October 4, 2024 (this “Amendment”) to the Note Purchase Agreement dated as of June 13, 2017 is between Casey’s General Stores, Inc., an Iowa corporation (the “Company”), and each of the institutions which is named on the signature pages to this Amendment (collectively, the “Noteholders”).

Recitals:

A.       The Company has heretofore entered into the Note Purchase Agreement dated as of June 13, 2017 (as amended by the First Amendment to Note Purchase Agreement dated as of June 30, 2020, the “Note Purchase Agreement”) with the Purchasers listed on Schedule A thereto.

B.       The Company has heretofore issued (1) $150,000,000 aggregate principal amount of its 3.51% Senior Notes, Series E, due June 13, 2025 (the “Series E Notes”) and (2) $250,000,000 aggregate principal amount of its 3.77% Senior Notes, Series F, due August 22, 2028 (the “Series F Notes”; and together with the Series E Notes, collectively the “Notes”) pursuant to the Note Purchase Agreement. The Noteholders are the holders of 100% of the outstanding principal amount of the Notes.

C.       The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

D.       Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

E.       All requirements of law have been fully complied with and all other acts and things necessary to make this Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Amendment set forth in Section 3 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Section 1.      Amendments.

Section 1.1                Section 7.1 of the Note Purchase Agreement shall be amended to (a) delete the word “and” at the end of clause (f) therein, (b) re-number clause (g) to be clause (h) therein and (c) insert a new clause (g) which shall read as follows:

(g)       Debt Rating — with reasonable promptness following the occurrence thereof, notice of any change in the Debt Rating for the Notes (to the extent such Debt Rating is not a public rating); and

Section 1.2                Section 7.2(a) of the Note Purchase Agreement shall be amended to add the words “and any Additional Covenant” immediately after “Section 10.1 through Section 10.9, inclusive,” therein.

Section 1.3                Section 9.9 of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

9.9.       Rating on the Notes.

(a)        The Company shall at all times maintain a Debt Rating for the Notes from at least one Acceptable Rating Agency, and the Company will not at any time permit any such Debt Rating to be lower than BBB-/Baa3 (or its equivalent).

(b)       At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company will provide to each holder of a Note (i) at least annually (on or before each anniversary of the date of the Closing) and (ii) with reasonable promptness upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating.  In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Debt Rating of the Notes, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.

Section 1.4                Section 9.10 of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

9.10.       Excess Leverage Fee.

For any fiscal quarter for which the Leverage Ratio is 3.50 to 1.00 or greater as of the last day thereof, in addition to interest accruing on the Notes, the Company agrees to pay each holder of a Note a fee (the “Excess Leverage Fee”) on the daily average outstanding principal amount of such Note during such fiscal quarter at a rate per annum of (a) if the Leverage Ratio as of the end of any such fiscal quarter is greater than or equal to 3.50 to 1.00 but less than 3.75 to 1.00, 0.25%, (b) if the Leverage Ratio as of the end of any such fiscal quarter is greater than or equal to 3.75 to 1.00 but less than 4.00 to 1.00, 0.50%, or (c) if the Leverage Ratio as of the end of any such fiscal quarter is greater than or equal to 4.00 to 1.00, 0.75%. The Excess Leverage Fee with respect to each Note for any fiscal quarter shall be calculated on the same basis as interest on such Note is calculated and shall be paid in arrears at the same

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time as such interest. The payment of the Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default. If for any reason the Company fails to deliver the financial statements required by Section 7.1(a) or (b) for a fiscal quarter by the date the Excess Leverage Fee, if any, would be payable for such fiscal quarter, for purposes of this Section 9.10, the Leverage Ratio for such fiscal quarter will be deemed to be in excess of 4.00 to 1.00.

Section 1.5                A new Section 9.11 shall be added to the Note Purchase Agreement which shall read as follows:

9.11.       Most Favored Lender.

If, on any date, the Company or any its Subsidiaries amends the Bank Credit Agreement to include one or more Additional Covenants or Additional Defaults, then, concurrently therewith, (a) the Company will, as promptly as practicable and within five Business Days, notify the holders of the Notes thereof, and (b) whether or not the Company provides such notice, the terms of this Agreement shall, without any further action on the part of the Company or any holder of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default in this Agreement.  The Company further covenants to, with reasonable promptness, execute and deliver at its expense (including, without limitation, the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults in this Agreement, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 9.11, but shall merely be for the convenience of the parties hereto.

Section 1.6                Section 10.1(a) of the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

(a)       Consolidated Total Debt. The Company will not permit the ratio (the “Leverage Ratio”) of Consolidated Total Debt (as of any date) to Consolidated EBITDA (for the Company’s then most recently completed four fiscal quarters (a “Test Period”)) to be greater than 4.00 to 1.00 at any time; provided that, if the Company or any of its Subsidiaries consummates a Material Acquisition, for each day during each Test Period ending on or prior to the last day of the first four full fiscal quarters following the date of such Material Acquisition (a “Leverage Spike Period”), such maximum ratio shall, by written notice delivered by the Company to the holders of the Notes not later than five Business Days after the consummation of such Material Acquisition, be deemed to be increased to 4.50 to 1.00; provided, further, that (i) no more than three

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such deemed increases shall be permitted during the term of this Agreement and (ii) there must be at least two full fiscal quarters between the end of a Leverage Spike Period and the start of another Leverage Spike Period.

Section 1.7                Section 11(c) of the Note Purchase Agreement shall be amended to (a) delete “or” immediately after “Section 9.9”, (b) insert a comma immediately after “Section 9.9” and (c) insert the words “or any Additional Covenant” immediately after “Sections 10.1 through 10.9” therein.

Section 1.8                Schedule B to the Note Purchase Agreement is hereby amended by adding or amending and restating, as applicable, in the correct alphabetical order the following definitions:

“Additional Covenant” means any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant), including any defined terms as used therein, the subject matter of which either (a) is similar to that of any covenant in Section 9 or Section 10 of this Agreement, or related definitions in this Schedule B, but contains one or more percentages, amounts, formulas or other provisions that are more restrictive as to the Company or any Subsidiary or more beneficial to the holder or holders of the Indebtedness to which the document containing such covenant or similar restriction relates than as set forth herein (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (b) is different from the subject matter of any covenant in Section 9 or Section 10 of this Agreement, or the related definitions in this Schedule B.

“Additional Default” means any provision contained in any in the Bank Credit Agreement, including any defined terms as used therein, which permits the holder or holders of any Indebtedness under the Bank Credit Agreement or any agent or trustee for such holder or holders to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise require the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof (or automatically causes such Indebtedness to so accelerate or be required to be purchased) and which either (a) is similar to any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in this Schedule B, but contains one or more percentages, amounts, formulas or other provisions that are more restrictive as to the Company or any Subsidiary, have a shorter grace period or are more beneficial to the holders of such Indebtedness than as set forth herein (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (b) is different from the subject matter of any Default or Event of Default

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contained in Section 11 of this Agreement, or the related definitions in this Schedule B.

“Acceptable Rating Agency” means Fitch, Moody’s, S&P and Morningstar or, if none of Fitch, Moody’s, S&P and Morningstar shall make a rating on the Notes publicly available (or privately available, so long as such rating is disclosed to the holders of the Notes and may be disclosed to the SVO and the NAIC without further consent by the applicable Acceptable Rating Agency), any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in herein continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Bank Credit Agreement” means the Credit Agreement dated as of April 21, 2023, by and among the Company, Wells Fargo Bank, National Association, as administrative agent and the lenders and issuing banks from time to time party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP; provided that obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing prior to December 31, 2018 are characterized or recharacterized as capitalized leases due to a change in GAAP after December 31, 2018 shall not be treated as capitalized leases for any purpose under this Agreement, but instead shall be accounted for as if they were operating leases for all purposes under this Agreement as determined under GAAP as in effect on December 31, 2018.

“Consolidated Total Debt” means, as of any date, (i) all Indebtedness of the Company and its Subsidiaries as of such date, including current maturities of such obligations, determined on a consolidated basis in accordance with GAAP, minus (ii) the lesser of (a) $150,000,000 and (b) the aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries as of such date.

“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.

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“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Material Acquisition” means any acquisition or similar investment permitted pursuant to the terms of this Agreement and having consideration in excess of $200,000,000.

“Primary Credit Facility” shall mean:

(a)       the Bank Credit Agreement; and

(b)       any other credit agreement, note purchase agreement, indenture or any other term loan or working capital facility of the Company, and any successor or replacement thereof, having an aggregate principal amount of Indebtedness, or commitments therefor, of $25,000,000 or greater.

“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the Private Placement Number issued by CUSIP Global Services in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (i) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (ii) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes.

“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Private Rating Letter for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes from time to time. Such

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report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes.

Section 1.9                Schedule B to the Note Purchase Agreement is hereby further amended to delete in their entirety the following defined terms: “Corporate Rating” and “Rating Agencies”.

Section 2.      Representations and Warranties of the Company.

In order to induce the Noteholders to execute and deliver this Amendment (which representations shall survive the execution and delivery of this Amendment), the Company represents and warrants to the Noteholders that:

(a)               this Amendment has been duly authorized, executed and delivered by it and this Amendment constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)               the execution, delivery and performance by the Company of this Amendment and performance by the Company of the terms of the Note Purchase Agreement, as amended by this Amendment, (i) have been duly authorized by all necessary corporate action, (ii) do not require the consent or approval or authorization of, or registration, filing or declaration with, any Governmental Authority and (iii) will not (A) (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary;

(c)               no Default or Event of Default has occurred and is continuing; and

(d)               each representation and warranty set forth in Section 5 of the Note Purchase Agreement is true and correct as of the date of execution and delivery of this Amendment by the Company with the same effect as if made on such date.

Section 3.      Conditions to Effectiveness of this Amendment.

Upon satisfaction of each of the following conditions, this Amendment shall become

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effective on and as of the date first written above:

(a)               executed counterparts of this Amendment, duly executed by the Company and the holders of the Notes under the Note Purchase Agreement, shall have been delivered to the Noteholders;

(b)               executed counterparts of an amendment to the Note Purchase Agreement dated as of May 2, 2016, duly executed by the Company and the holders of the Notes thereunder, amended to align the applicable terms thereof with those in the Note Purchase Agreement, as amended by this Amendment, shall have been delivered to the Noteholders;

(c)               executed counterparts of an amendment to the Note Purchase Agreement dated as of June 17, 2013, duly executed by the Company and the holders of the Notes thereunder, amended to align the applicable terms thereof with those in the Note Purchase Agreement, as amended by this Amendment, shall have been delivered to the Noteholders;

(d)               executed counterparts of an amendment to the Note Purchase Agreement dated as of June 30, 2020, duly executed by the Company and the holders of the Notes thereunder, amended to align the applicable terms thereof with those in the Note Purchase Agreement, as amended by this Amendment, shall have been delivered to the Noteholders;

(e)               executed counterparts of the Note Purchase Agreement dated as of October 4, 2024 (the “2024 Note Purchase Agreement”), duly executed by the Company and the Purchasers named therein, shall have been delivered to the Noteholders, and the conditions to closing thereunder shall have been satisfied;

(f)                executed counterparts of an amendment to the Credit Agreement dated as of April 21, 2023, duly executed by the Company, the lenders from time to time parties thereto and Wells Fargo Bank, National Association, as administrative agent, amended to, among other things, permit the issuance of the notes under the 2024 Note Purchase Agreement, shall have been delivered to the Noteholders;

(g)               the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof; and

(h)               the Company shall have paid the reasonable fees and expenses of ArentFox Schiff LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment.

Section 4.      Miscellaneous.

Section 4.1                This Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as expressly amended by this Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect. On and after the

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date hereof each reference in the Note Purchase Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Note Purchase Agreement, and each reference in each of the Notes to “the Note Purchase Agreement,” “thereunder,” “thereof” or words of like import referring to the Note Purchase Agreement, shall mean and be a reference to the Note Purchase Agreement as amended by this Amendment.

Section 4.2                The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.3                This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 4.4                This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement. Delivery of an electronic signature to, or a signed copy of, this Amendment by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. Notwithstanding the foregoing, if any Noteholder shall request manually signed counterpart signatures to the Amendment, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

[Remainder of Page Left Intentionally Blank]

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The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Casey’s General Stores, Inc.

By:	/s/ Stephen P. Bramlage, Jr.
Name:	Stephen P. Bramlage, Jr.
Title:	Chief Financial Officer

Attest:

By:	/s/ Scott Faber
Name:	Scott Faber
Title:	VP – Deputy General Counsel & Corporate Secretary

[Signature Page to Second Amendment to Note Purchase Agreement (2017)]

Accepted and Agreed to:

The Prudential Insurance Company of America

By:	PGIM, Inc., as Investment Manager

By:	/s/ Anna Sabiston
Vice President

FORTITUDE LIFE INSURANCE & ANNUITY COMPANY, F/K/A PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	The Prudential Insurance Company of America, as administrator

By:	PGIM, Inc., as Investment Manager

By:	/s/ Anna Sabiston
Vice President

The Gibraltar Life Insurance Co., Ltd. The Prudential Life Insurance Company, Ltd.

By:	Prudential Investment Management Japan
Co., Ltd., as Investment Manager

By:	PGIM, Inc., as Sub-Adviser

By:	/s/ Anna Sabiston
Vice President

Zurich American Insurance Company

By:	PGIM Private Placement Investors, L.P.,
as Investment Advisor

By:	PGIM Private Placement Investors, Inc.,
as its General Partner

By:	/s/ Anna Sabiston
Vice President

[Signature Page to Second Amendment to Note Purchase Agreement (2017)]

Pensionskasse des Bundes PUBLICA

By:	PGIM Private Capital Limited,
as Investment Manager

By:	/s/ Donald Campbell
Director

[Signature Page to Second Amendment to Note Purchase Agreement (2017)]

Reliastar Life Insurance Company

By:	Voya Investment Management LLC,
as Agent

By:	/s/ Scott Brown
Name:	Scott Brown
Title:	Senior Vice President

Security Life of Denver Insurance Company

Voya Pension Committee on behalf of the Voya

Retirement Plan

Voya Retirement Insurance and Annuity Company

American Fidelity Assurance Company

IBM Personal Pension Plan Trust

CompSource Mutual Insurance Company

By:	Voya Investment Management Co. LLC,
as Agent

By:	/s/ Scott Brown
Name:	Scott Brown
Title:	Senior Vice President

NN Life Insurance Company Ltd.

By:	Voya Investment Management LLC,
as Attorney-in-fact

By:	/s/ Scott Brown
Name:	Scott Brown
Title:	Senior Vice President

Voya Private Credit Trust Fund

By:	Voya Investment Trust Co., as Trustee

By:	/s/ Scott Brown
Name:	Scott Brown
Title:	Senior Vice President

[Signature Page to Second Amendment to Note Purchase Agreement (2017)]

Metropolitan Life Insurance Company
By:	MetLife Investment Management, LLC,
its Investment Manager

BRIGHTHOUSE LIFE INSURANCE COMPANY
By:	MetLife Investment Management, LLC,
its Investment Manager

TRANSATLANTIC REINSURANCE COMPANY
By:	MetLife Investment Management, LLC,
its Investment Manager

ZURICH AMERICAN INSURANCE COMPANY
By:	MetLife Investment Management, LLC,
its Investment Manager

By:	/s/ Rick Fischer
Name:	Rick Fischer
Title:	Authorized Signatory

[Signature Page to Second Amendment to Note Purchase Agreement (2017)]

PENSIONSKASSE DES BUNDES PUBLICA

By:	MetLife Investment Management Limited,
its Investment Manager

By:	/s/ Aurelie Hariton-Fardad
Name:	Aurelie Hariton-Fardad
Title:	Authorized Signatory

[Signature Page to Second Amendment to Note Purchase Agreement (2017)]

New York Life Insurance Company
By:	NYL Investors, LLC, as Investment Manager

By:	/s/ Sean Campbell
	Name:	Sean Campbell
	Title:	Senior Director

New York Life Insurance and Annuity Corporation
By:	NYL Investors, LLC, as Investment Manager

By:	/s/ Sean Campbell
	Name:	Sean Campbell
	Title:	Senior Director

The Bank of New York Mellon, a Banking Corporation

Organized Under The Laws of New York, not in its Individual Capacity but Solely as Trustee Under That Certain Trust Agreement Dated as of July 1st, 2015 Between New York Life Insurance Company, as Grantor, John Hancock Life Insurance Company (U.S.A.), as Beneficiary, John Hancock Life Insurance Company of New York, as Beneficiary, and The Bank of New York Mellon, as Trustee

By:	New York Life Insurance Company, its attorney-in-fact
By:	NYL Investors, LLC, as Investment Manager

By:	/s/ Sean Campbell
	Name:	Sean Campbell
	Title:	Senior Director

[Signature Page to Second Amendment to Note Purchase Agreement (2017)]

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York domiciled life insurance company

By:	Nuveen Alternatives Advisors LLC,
a Delaware limited liability company, its
investment manager

By:	/s/ Elena Unger
	Name:	Elena Unger
	Title:	Senior Director

[Signature Page to Second Amendment to Note Purchase Agreement (2017)]

HARTFORD INSURANCE COMPANY OF ILLINOIS NAVIGATORS INSURANCE COMPANY

By:	Hartford Investment Management Company,
their investment manager

By:	/s/ Kristin Kapur
	Name:	Kristin Kapur
	Title:	Senior Director

[Signature Page to Second Amendment to Note Purchase Agreement (2017)]

VENERABLE INSURANCE AND ANNUITY COMPANY (F/K/A VOYA INSURANCE AND ANNUITY COMPANY)

By:	Apollo Insurance Solutions Group LP, its
investment adviser
By:	Apollo Capital Management, L.P., its
sub adviser
By:	Apollo Capital Management GP, LLC, its
General Partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

RELIASTAR LIFE INSURANCE COMPANY

By:	Voya Investment Management LLC, its investment adviser
By:	Apollo Insurance Solutions Group LP, its investment sub- adviser
By:	Apollo Capital Management, L.P., its sub-adviser
By:	Apollo Capital Management GP, LLC, its General Partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

[Signature Page to Second Amendment to Note Purchase Agreement (2017)]

SYMETRA LIFE INSURANCE COMPANY

By:	Symetra Investment Management
Company, acting as its agent

By:	/s/ Yvonne Guajardo
Name:	Yvonne Guajardo
Title:	Senior Managing Director

[Signature Page to Second Amendment to Note Purchase Agreement (2017)]